                                                                  EXHIBIT 11.1

                         FLEXTRONICS INTERNATIONAL LTD.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                       YEAR ENDED               THREE MONTHS ENDED
                                                                        MARCH 31,                    JUNE 30,
                                                              ----------------------------      ------------------
                                                               1995       1996       1997        1996        1997
                                                              -------   -------    -------      ------      ------
         Shares issued and outstanding                         11,404    12,684     14,299      14,157      14,492
         Common Stock Equivalent Warrants and Stock Options       699         0        578         757         463
                                                              -------   -------    -------      ------      ------
                                                               12,103    12,684     14,877      14,914      14,955
                                                              -------   -------    -------      ------      ------
         Net income/(loss)                                    $ 6,156   (15,132)     7,463       4,197       5,312
                                                              -------   -------    -------      ------      ------
         Earnings per share:
         Net income/(loss)                                    $  0.51   $ (1.19)   $  0.50      $ 0.28      $ 0.36
                                                              -------   -------    -------      ------      ------


        Note:

        Net income is computed using the weighted average number of Ordinary Share equivalents outstanding during the respective periods. Ordinary Share equivalents include Ordinary Shares issuable upon the exercise of stock options computed using the treasury stock method.

        The computations of the respective years give retroactive effect to the acquisition of nCHIP, Inc. which was accounted for under the pooling of interest method. Hence, the number of share equivalents and net income are restated as if the acquisition took place on April 1, 1993.





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